FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 11, 2008

HURCO REPORTS STRONG FULL YEAR RESULTS DESPITE GLOBAL ECONOMIC DOWNTURN IN THE FOURTH QUARTER.

INDIANAPOLIS, INDIANA, — December 11, 2008, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its fiscal year ending October 31, 2008, net income of $22,520,000, or $3.49 per diluted share, which is an increase of 8% over fiscal 2007 net income of $20,889,000, or $3.24 per diluted share.  For the fourth quarter of fiscal 2008, Hurco recorded net income of $3,422,000, or $0.53 per diluted share, which is a decrease of 40% from $5,651,000, or $0.88 per diluted share, for the corresponding period in fiscal 2007.

Sales and service fees for fiscal 2008 totaled $223,994,000, an increase of $35,947,000, or 19%, over fiscal 2007.  Sales and service fees for the fourth quarter of fiscal 2008 were $47,468,000, a decrease of $2,652,000, or 5%, from the prior year period.  Translating foreign sales to US Dollars for financial reporting purposes had a favorable impact on the year over year sales comparison of approximately 7%, or $13,178,000, reflecting a decrease in the value of the US Dollar relative to the Euro and Pound Sterling, and an unfavorable impact on the quarter to quarter sales comparison of 3%, or $1,728,000, reflecting an increase in the value of the US Dollar relative to those currencies during the 2008 fourth quarter.

The following table sets forth net sales and service fees by geographic region for the three and twelve month periods ended October 31, 2008 and 2007 (in thousands), respectively:

                                                Net Sales and Service Fees by Geographic Region

                                             Three Months Ended                                                                                                         Twelve Months Ended
                                       October 31,                                                                                                                             October 31,
	2008	2007	% Change	2008	2007	% Change
North America	$12,946	$14,242	-9%	$48,373	$52,133	-7%
Europe	33,031	32,215	3%	163,807	125,446	31%
Asia Pacific	1,491	3,663	-59%	11,814	10,468	13%
Total	$47,468	$50,120	-5%	$223,994	$188,047	19%

Sales growth was primarily driven by strong customer demand in European markets during the first nine months of the fiscal year, particularly for our higher end VMX product line.  Translating foreign sales to US Dollars for financial reporting purposes had a favorable impact of approximately 10% on the European sales comparison for fiscal 2008 but it had an unfavorable impact of 5% for the fourth quarter of 2008.  Sales for the fourth quarter were negatively affected in all regions as a result of the rapidly deteriorating global economy and resulted in a net reduction in backlog of approximately 42% during the quarter, of which 14% was attributable to currency translation effects.

New order bookings in fiscal 2008, were $212,530,000, an increase of $13,555,000, or 7%, over the prior year.  This increase was driven by European orders, which were up $20,707,000, or 15%, while North America and Asia Pacific orders declined 12% and 6%, respectively.  Fourth quarter new order bookings totaled $40,016,000, a decrease of $14,766,000, or 27%, over the corresponding 2007 period.  Orders declined in all regions as our customers, consisting primarily of small job shops, reacted to the sudden downturn in the markets they serve.  North America orders declined by $2,325,000, or 15%, Europe $10,440,000, or 29%, and Asia $2,000,000, or 62%.  The impact of currency translation on new orders booked for the year and the fourth quarter was consistent with the impact on sales comparisons for those periods.

Hurco’s gross margin for fiscal 2008 was 37%, compared to 38% for the prior year, and for the fourth quarter of fiscal 2008, gross margin was 35%, compared to 38% for the prior year period.  The decreases in margin rates were primarily attributable to higher material costs.  While some material costs have recently declined, our production cycle extends for approximately six months and reflects material costs from the time a purchase order is accepted.  Selling, general and administrative expenses were $46,811,000 for fiscal 2008, an increase of $6,687,000 over the amount for fiscal 2007, and $10,930,000 for the fourth quarter of fiscal 2008, a reduction of $311,000 from the fourth quarter of fiscal 2007. The increase for the full year was primarily attributable to the unfavorable impact of foreign currency translation and increased selling expenses to support global sales growth initiatives and market expansion.  Fourth quarter expenses were lower than in the prior year, despite the increased costs related to the International Manufacturing Technology Show (IMTS) in Chicago, as efforts were made to reduce spending due to the economic downturn.

The decrease in other income for the full year was primarily due to $2,342,000 of currency exchange losses on inter-company receivables and payables denominated in foreign currencies, net of gains or losses on forward exchange contracts.  Included in this decrease was approximately $220,000 of net losses related to cash flow hedges of forecasted inter-company sales and purchases that became ineffective as production levels steeply declined in the fourth quarter of fiscal 2008.  Additionally, fiscal 2007 included income from our equity investment in a Taiwan contract manufacturer, which was sold during the fourth quarter of that year.

Hurco’s effective tax rate for fiscal 2008 was 34%, compared to 36% for the same period in the prior year.  The effective tax rate for the fourth quarter for fiscal 2008 was 25%, compared to 30% for the same period in the prior year.  The reduction in the effective tax rate in the fourth quarter and for the year was primarily due to the utilization of tax credits.

Cash and cash equivalents totaled $26,394,000 as of October 31, 2008, compared to $29,760,000 as of October 31, 2007.  Working capital, excluding cash and short-term debt, was $73,789,000 as of October 31, 2008, compared to $46,290,000 as of October 31, 2007.  The increase in working capital from the prior year reflects increased net derivative assets related to unrealized gains on forward exchange contracts, increased accounts receivable, increased inventory at our production facility due to the recent decline in demand, and a reduction in accounts payable as a result of the cutback in production volume.

Michael Doar, Chief Executive Officer, stated, "We are pleased that, even with the sudden sharp decline in sales during the fourth quarter, our results for fiscal 2008 set another record for Hurco, with revenues growing 19% to $223,994,000 and earnings growing 8% to $22,520,000 compared to the prior year.  We significantly expanded our product line in 2008 with the introduction of 14 new models at IMTS in September.   We believe that these products will allow us to gain a larger share of the machine tool market and extend our customer base when global economic conditions begin to improve.

There is no question that we are significantly impacted by the worsening global economic crisis, as evidenced by the 27% decline in global orders during the fourth quarter.   However, we believe that we are well positioned to weather the downturn due to our broad product line and strong financial position.   At the end of the year we had cash, cash equivalents and investments of $33,068,000 and no outstanding debt.  In addition, we have already taken steps to reduce expenses and inventory levels to reflect lower demand.  Our customers are facing significant challenges as the financial crisis has spread to the manufacturing sector.  We will continue to focus on the three key areas that have been our emphasis since 2001:  customers, profitability and core competencies, which include software automation, efficient manufacturing and global sales distribution.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China; Mississauga, Canada; Chennai, India and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, Canada, and Asia.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current economic crisis, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:  John Oblazney
 Vice President & Chief Financial Officer
 317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2008	2007	2008	2007
	(unaudited)		(unaudited)
Sales and service fees	$47,468	$50,120	$223,994	$188,047

Cost of sales and service	30,918	31,128	141,377	116,965
Gross profit	16,550	18,992	82,617	71,082

Selling, general and administrative expenses	10,930	11,241	46,811	40,124
Operating income	5,620	7,751	35,806	30,958

Interest expense	17	36	63	201

Interest Income	106	138	542	699

Investment Income	102	148	465	339

Other (income) expense, net	1,273	(105)	2,584	(970)

Income before taxes	4,538	8,106	34,166	32,765

Provision for income taxes	1,116	2,455	11,646	11,876

Net income	$3,422	$5,651	$22,520	$20,889

Earnings per common share

Basic	$0.53	$0.89	$3.51	$3.27
Diluted	$0.53	$0.88	$3.49	$3.24

Weighted average common shares outstanding
Basic	6,415	6,382	6,415	6,382
Diluted	6,436	6,445	6,444	6,440

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2008	2007	2008	2007
	(unaudited)		(unaudited)
Gross margin	34.9%	37.9%	36.9%	37.8%

SG&A expense as a percentage of sales	23.0%	22.4%	20.9%	21.3%

Operating income as a percentage of sales	11.8%	15.5%	16.0%	16.5%

Pre-tax income as a percentage of sales	9.6%	16.2%	15.3%	17.4%

Effective Tax Rate	24.6%	30.3%	34.1%	36.2%

Depreciation	834	730	3,024	2,106

Capital expenditures	2,059	2,212	5,515	4,510

Balance Sheet Data:	10/31/2008	10/31/2007

Working capital (excluding cash and short term debt)	$73,789	$46,290

Days sales outstanding	39	33

Inventory turns	2.0	2.0

Capitalization
Total debt	$-	$-
Shareholders' equity	123,477	97,603
Total	$123,477	$97,603

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$26,394	$29,760
Short-term investments	6,674	10,000
Accounts receivable, net	31,952	25,645
Inventories, net	66,368	61,121
Deferred tax assets, net	5,444	8,258
Derivative asset	12,463	485
Other	2,017	3,996
Total current assets	151,312	139,265

Property and equipment:
Land	782	776
Building	7,127	7,135
Machinery and equipment	14,885	13,629
Leasehold improvements	1,765	1,473
	24,559	23,013
Less accumulated depreciation and amortization	(10,961)	(11,617)
	13,598	11,396

Non-current assets:
Software development costs, less amortization	5,711	5,960
Long-term investments	-	-
Other assets	6,823	7,160
	$177,444	$163,781

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$28,303	$35,486
Derivative liability	2,692	3,722
Accrued expenses	20,134	24,007
Total current liabilities	51,129	63,215

Non-current liabilities:
Deferred tax liability, net	2,056	1,956
Deferred credits and other obligations	782	1,007
Total liabilities	53,967	66,178

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,420,851 and
6,392,220 shares issued, respectively	642	639
Additional paid-in capital	51,690	50,971
Retained earnings	71,889	49,369
Accumulated other comprehensive income	(744)	(3,376)
Total shareholders' equity	123,477	97,603
	$177,444	$163,781